Exhibit 15.2

GRANDALL LAW FIRM LETTERHEAD

eHi Car Services Limited	April 26, 2016

Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road

Shanghai, 200062

The People’s Republic of China

RE: eHi Car Services Limited

Dear Sirs/Madams,

We have acted as legal advisors as to the laws of the People’s Republic of China to eHi Car Services Limited, an exempted limited liability company incorporated in the Cayman Islands (the “ Company “), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2015.

We hereby consent to the use and reference of our name under the headings “Risk Factors” and elsewhere in the Form 20-F.

In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours sincerely,

/s/ Grandall Law Firm
Grandall Law Firm